Exhibit F.10

INTERCREDITOR AND LIEN SUBORDINATION AGREEMENT

(RE: GUARANTY PLEDGED WARRANTS)

THIS INTERCREDITOR AND LIEN SUBORDINATION AGREEMENT (RE GUARANTY PLEDGED WARRANTS), dated as of March 6, 2006 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), is by and among:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation (the “Borrower”);

CITIGROUP GLOBAL MARKETS REALTY CORP., a New York corporation (together with its successors and assigns, in such capacity, the “Senior Secured Party”) under the terms of that certain Amended and Restated Warrant Pledge and Security Agreement, dated as of March 6, 2006, among the Borrower, the Senior Secured Party and U.S. Bank National Association, as the Escrow Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Senior Security Agreement”); and

ALCMENE FUNDING, L.L.C., a Delaware limited liability company, as the secured Party (together with its successors and assigns, the “Second Lien Secured Party”) under the terms of that certain Pledge and Security Agreement dated as of April 12, 2005 by and among the Borrower and the Second Lien Secured Party (as amended, restated, supplemented or otherwise modified from time to time, the “Second Lien Security Agreement”).

WITNESSETH:

WHEREAS, in connection with that certain Sale and Servicing Agreement dated as of August 1, 2005, by and among Hercules Funding Trust I, as the Issuer, Hercules Funding I LLC, as the Depositor, the Borrower as the Originator and Servicer, U.S. Bank National Association, as the Indenture Trustee and Collateral Custodian and Lyon Financial Services, Inc., d/b/a U.S. Bank Portfolio Services, as the Back-Up Servicer (as amended, restated, supplemented or otherwise modified from time to time, the “Sale and Servicing Agreement”), the Borrower and the Senior Secured Party have entered into the Warrant Participation Agreement, dated as of August 1, 2005 (as as amended, restated, supplemented or otherwise modified from time to time, the “Warrant Participation Agreement”, together with the Sale and Servicing Agreement and the Senior Security Agreement, and the other documents executed in connection therewith, the “Senior Collateral Documents”). Pursuant to and in connection with the transactions contemplated by the the Sale and Servicing Agreement and the Warrant Participation Agreement, the Borrower agreed to pledge and assign to the Senior Secured Party the Securitization Pledged Warrants (as defined in the Senior Security Agreement), and certain other collateral related thereto as security for the payment and performance of the Borrower’s obligations under the Warrant Participation Agreement pursuant to the terms of the Senior Security Agreement;

WHEREAS, Alcmene Funding, L.L.C., in its capacity as a Lender and Administrative Agent (the “Second Lien Administrative Agent”) is party to that certain Credit Agreement with the Borrower and the other lenders from time to time party thereto (the “Second Lien Lenders”), dated as of April 12, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), under which the obligations of the Borrower are secured, pursuant to the Second Lien Security Agreement (together with the Credit Agreement and the other “Collateral Documents” executed in connection therewith, the “Second Lien Collateral Documents”), by all assets of the Borrower, excluding the Securitization Pledged Warrants but including the Guaranty Pledged Warrants (as defined below);

WHEREAS, pursuant to the Senior Security Agreement, the Borrower wishes to grant with respect to the Guaranty Pledged Warrants (the “Collateral”), a first priority security interest to the Senior Secured Party to secure the obligations of the Borrower under a guaranty in favor of the Senior Secured Party undertaken in connection with the transactions contemplated by the Sale and Servicing Agreement, and a second priority security interest to the Second Lien Secured Party;

WHEREAS, the Senior Secured Party and the Second Lien Secured Party, on behalf of itself and the Second Lien Administrative Agent and the Second Lien Lenders, desire to enter into this Agreement to evidence their agreement with respect to, among other things, the relative priorities of their respective security interests in and liens on the Collateral.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and to induce the Senior Secured Party to enter into the Senior Security Agreement, and to induce the Second Lien Secured Party to enter into the Second Amendment to the Credit Agreement, dated as of the date hereof, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Recitals of this Agreement.

Section 1.2 For purposes of this Agreement, the following terms shall have the following meanings:

“Agreement” means this Intercreditor and Lien Subordination Agreement, as amended, supplemented or otherwise modified from time to time.

“Bankruptcy Events” means, with respect to the Borrower, or any of its Subsidiaries, the commencement or initiation of any voluntary or involuntary dissolution, winding-up, total or partial liquidation or reorganization, or bankruptcy, insolvency, receivership or other similar statutory or common law proceedings or arrangements involving the Borrower, or any of its Subsidiaries, or the readjustment of liabilities or any assignment for the benefit of creditors or any marshalling of its assets or liabilities with respect thereto.

“Borrower” shall have the meaning ascribed to such term in the Recitals to this Agreement, and includes all successors in interest, together with any other related entity which grants collateral or other security to the Senior Secured Party to secure the First Lien Obligations and/or to the Second Lien Secured Party to secure the Second Lien Obligations.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, are authorized or required by law to close.

“Collateral” shall have the meaning ascribed to such term in the Recitals to this Agreement.

“First Lien Obligations” means any and now existing or hereafter arising obligations of the Borrower to the Senior Secured Party pursuant to the Guaranty, whether primary or secondary, direct or indirect, absolute or contingent, joint or several, secured or unsecured, due or not, liquidated or unliquidated, arising by operation of law or otherwise, whether for principal, interest, fees, expenses or otherwise (including, without limitation, interest, fees, costs or other payments on the First Lien Obligations paid or accrued after the commencement of a Bankruptcy Event and whether or not such claims are deemed allowed or recoverable in any Bankruptcy Event, and payment of or for adequate protection pursuant to any Bankruptcy Event), together with all costs of collection or enforcement, including, without limitation, reasonable attorneys’ fees incurred in any collection efforts or in any action or proceeding.

“First Priority Liens” has the meaning provided in Section 2.1.

“Guaranty” means the guaranty obligation of the Borrower in favor of the Senior Secured Party under Section 10.01 of the Note Purchase Agreement.

“Guaranty Pledged Warrants” shall have the meaning assigned thereto in the Senior Security Agreement.

“Note Purchase Agreement” means that certain Note Purchase Agreement, dated as of August 1, 2005, among Hercules Funding Trust I, as the Issuer, Hercules Funding I LLC, as the Depositor, the Borrower, as Originator and the Senior Secured Party, as the Purchaser.

“Second Lien Obligations” means any and now existing or hereafter arising obligations of the Borrower to the Second Lien Secured Party, whether primary or secondary, direct or indirect, absolute or contingent, joint or several, secured or unsecured, due or not, liquidated or unliquidated, arising by operation of law or otherwise, whether for principal, interest, fees, expenses or otherwise (including, without limitation, interest, fees, costs or other payments on the Second Lien Obligations paid or accrued after the commencement of a Bankruptcy Event and whether or not such claims are deemed allowed or recoverable in any Bankruptcy Event, and payment of or for adequate protection pursuant to any Bankruptcy Event), together with all costs of collection or enforcement, including, without limitation, reasonable attorneys’ fees incurred in any collection efforts or in any action or proceeding.

“Second Priority Liens” has the meaning provided in Section 2.1.

ARTICLE II

GENERAL INTERCREDITOR AND LIEN SUBORDINATION PROVISIONS

Section 2.1 Agreement to Subordinate Liens. The Second Lien Secured Party hereby acknowledges that it has been granted liens on and security interests in the Collateral pursuant to the Second Lien Collateral Documents. The Borrower, for itself and its successors and assigns, covenants and agrees, and the Second Lien Secured Party for itself and for its successors and assigns, hereby agrees, that, to the extent and in the manner set forth in this Agreement, all liens now held or hereafter acquired by the Senior Secured Party in any or all of the Collateral (the “First Priority Liens”) to secure the First Lien Obligations shall at all times be prior and superior to any lien now held or hereafter acquired by the Second Lien Secured Party in the Collateral (the “Second Priority Liens”), and the Second Lien Secured Party agrees that the existence of the First Priorty Liens shall not constitute an “event of default” under the Credit Agreement or the Second Lien Collateral Documents. Such priority shall be applicable irrespective of the time or order of attachment or perfection of any security interest or the time or order of filing of any financing statements, deeds of trust or other documents, or any statutes, rules or law, or judicial interpretations to the contrary. In the event and to the extent, if any, that the liens arising pursuant to the Second Lien Collateral Documents attach to or encumber property of the Borrower constituting Collateral but upon which First Priority Liens do not exist or attach, then the Second Priority Liens shall be deemed to secure the First Lien Obligations (in addition to the Second Lien Obligations) and any proceeds derived from any such Collateral which is paid to or received or obtained by the Second Lien Secured Party shall be held for the benefit of and paid over to the Senior Secured Party until such time as the Senior Secured Party obtains a lien on such Collateral or the First Lien Obligations are indefeasibly paid in full in cash and satisfied, whichever occurs first. The lien subordination provisions in this Agreement are for the benefit of and shall be enforceable directly by the Senior Secured Party.

Section 2.2 Disposition of Collateral; Senior Secured Party’s Limited Appointment as Attorney-in-Fact.

(a) The Second Lien Secured Party hereby agrees that, until all First Lien Obligations have been indefeasibly paid in full in cash and satisfied, the Senior Secured Party may for the purpose of seeking the repayment of the First Lien Obligations, dispose of, and exercise any other rights with respect to any or all of the Collateral (including, without limitation, release its liens on any of the Collateral, as permitted by the Senior Collateral Documents, in connection with a consensual disposition thereof by the Borrower), free of the Second Priority Liens, provided that (i) the Second Lien Secured Party retains any rights it may have as a junior secured creditor with respect to the surplus, if any, arising from any such disposition or enforcement after payment in full in cash of any amounts then payable under the Guaranty , and the Senior Secured Party shall deliver any such surplus paid to or received by the Senior Secured Party to the Second Lien Secured Party; and (ii) any net cash proceeds received or obtained by the Senior Secured Party from the disposition of the Collateral shall be applied in accordance with the Senior Collateral Documents as in effect on the date hereof, and to the extent of the application of such amounts to the amount of the First Lien Obligations, such application shall permanently reduce the amount of the First Lien Obligations. In the event that the Senior Secured Party intends to release any of its liens on all or any material portion of the Collateral in connection with any such disposition or exercise, the Senior Secured Party agrees to use its reasonable best efforts to give the Second Lien Secured Party prompt notice thereof, which notice shall state (i) the portion of the Collateral to be sold or disposed of, (ii) that such Collateral shall be sold free and clear of the First Priority Liens and Second Priority Liens, and the amount of the First Lien Obligations, if any, to be permanently reduced as a result thereof.

(b) The Second Lien Secured Party hereby irrevocably constitutes and appoints the Senior Secured Party and any authorized officer or agent thereof, with full power of substitution and re-substitution, as its true and lawful attorney-in-fact upon failure in the due performance or observance by the Second Lien Secured Party of the provisions set forth in Section 2.2(a) of this Agreement, within five (5) Business Days’ request by the Senior Secured Party, with the irrevocable power and authority, in the place and stead of the Second Lien Secured Party, and in the name of the Second Lien Secured Party, or in the Senior Secured Party’s own name, from time to time, in the Senior Secured Party’s discretion, for the purpose of carrying out any such failed term of Section 2.2(a) of this Agreement and the Second Lien Secured Party hereby gives the Senior Secured Party the power and right, on behalf of the Second Lien Secured Party to (in connection with such failure) take any and all reasonably appropriate action and to execute any and all documents and instruments which may be necessary, in the reasonable determination of the Senior Secured Party, for the Senior Secured Party to enforce the terms of, dispose of, or exercise any other rights with respect to, any or all of the Collateral, free of the Second Priority Liens, as provided by Section 2.2 of this Agreement, including but not limited to the execution of any endorsements, releases, terminations, assignments or other instruments of conveyance or transfer or lien cancellation with respect to the Collateral. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until all First Lien Obligations have been indefeasibly paid in full in cash. The Senior Secured Party shall use commercially reasonable efforts to give prompt notice to the Second Lien Secured Party of any action taken by the Senior Secured Party pursuant to the powers granted under this Section 2.2(b).

(c) Notwithstanding anything to the contrary contained herein, in the event that the Senior Secured Party releases its liens on the Collateral as a result of the prior or concurrent indefeasible payment in full in cash or other extinguishment of the First Lien Obligations, the Second Lien Secured Party shall not be obligated to release its liens on any Collateral remaining after giving effect to such payment or other extinguishment and termination (and any sale, transfer or other disposition of Collateral occurring in connection therewith).

Section 2.3 Limitations on Rights and Remedies.

(a) Until all First Lien Obligations have been indefeasibly paid in full in cash and satisfied, the Second Lien Secured Party shall not be entitled to exercise any rights or remedies with respect to the Second Priority Liens or the Collateral, including without limitation the right to (A) enforce any Second Priority Liens or sell or otherwise foreclose on any portion of the Collateral or (B) request any action, institute any suit or proceedings, give any instructions, make any election, notice account debtors or make collections with respect to any portion of the Collateral; provided, however, that the Second Lien Secured Party may, with the prior written consent of the Senior Secured

Party, which consent shall not be unreasonably withheld, join with the Senior Secured Party in any enforcement, collection, execution, levy or foreclosure proceeding with respect to any Collateral, including, without limitation, petitioning, filing or joining in any involuntary bankruptcy proceeding.

Section 2.4 No Proceedings. In no event shall any party to this Agreement institute, encourage, or join as a party in the institution of, or assist in the prosecution of, any action, suit or other proceeding (including any contested matter in any bankruptcy or insolvency proceeding) seeking a determination that the lien of any other party in any of the Collateral is invalid, unenforceable, unperfected or avoidable, or is or should be subordinated to the interests of any person, other than as expressly set forth in this Agreement.

Section 2.5 Obligations of the Borrower Unconditional.

(a) Nothing contained in this Agreement is intended to or shall relieve the obligations of the Borrower respectively to the Senior Secured Party or the Second Lien Secured Party to pay any amount in respect of the First Lien Obligations or the Second Lien Obligations, as the case may be, as and when such amount shall become due and payable in accordance with the terms thereof, or to affect the relative rights of the Senior Secured Party or the Second Lien Secured Party, on the one hand, and the other creditors of the Borrower, on the other hand. All rights, interests, and obligations of the Senior Secured Party, the Second Lien Secured Party, and the Borrower hereunder, shall remain in full force and effect irrespective of:

(i) any lack of validity or enforceability of any loan document or other financing document, including, without limitation, the Sale and Servicing Agreement and any of the “Basic Documents” described therein or any other agreement or instrument relating to any of the foregoing;

(ii) any change in the time, manner or place of, or in any other term of, all or any of the First Lien Obligations or the Second Lien Obligations, or any amendment or waiver of or any consent to departure from any provision of the Senior Collateral Documents, the Second Lien Collateral Documents, or any other loan or collateral document relating to either of the foregoing;

(iii) any exchange, release, non-perfection, invalidity, unenforceability or avoidability of any lien or security interest in any Collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the First Lien Obligations or the Second Lien Obligations; or

(iv) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Borrower in respect of the First Lien Obligations, or of the Second Lien Obligations.

(b) Nothing contained in this Agreement shall affect or excuse the obligation of the Borrower to make, or prevent the Borrower from making, at any time, payment of any amount in respect of the First Lien Obligations and the Second Lien Obligations.

Section 2.6 No Other Beneficiaries of Lien Subordination. This Agreement and the subordination provisions contained herein are intended only for the benefit of the holders of First Lien Obligations and no other creditor of the Borrower.

Section 2.7 Remedies.

(a) Rights Cumulative. The rights and remedies of the Senior Secured Party under this Agreement, the Senior Collateral Documents, or any other loan or collateral documents relating to the First Lien Obligations shall be cumulative and not exclusive of any rights or remedies which any of them would otherwise have. The Second Lien Secured Party agrees that it will not ask for, demand, sue for, take, receive, or repossess any of the Collateral from the Borrower by setoff or in any other manner, or otherwise take any enforcement action to realize upon the whole or any part of the Collateral, whether by judicial action or under power of sale, by self-help repossession or otherwise, unless and until all of the First Lien Obligations have been indefeasibly paid in full in cash and satisfied. If the Second Lien Secured Party, in violation hereof, initiates any enforcement action against any of the Collateral, the Senior Secured Party may intervene in the enforcement action and interpose this Agreement as a defense in the Senior Secured Party’s name or in the name of the Borrower. In exercising such rights and remedies the Senior Secured Party may be selective and no failure or delay by the Senior Secured Party in exercising any right shall operate as a waiver of such right, nor shall any partial or single exercise of any power or right preclude its other or further exercise or the exercise of any other power or right. The rights and remedies of the Second Lien Secured Party under this Agreement, the Second Lien Collateral Documents, or any other loan or collateral documents relating to the Second Lien Obligations shall be cumulative and not exclusive of any rights or remedies which any of them would otherwise have. In exercising such rights and remedies, subject to the terms of this Agreement, the Second Lien Secured Party may be selective and no failure or delay by the Second Party in exercising any right shall operate as a waiver of such right, nor shall any partial or single exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

Section 2.8 Consent to Recording of Second Priority Liens. The Senior Secured Party and the Borrower each hereby consent to the recording of the Second Priority Liens from time to time in the appropriate public registries.

Section 2.9 Senior Secured Party As Bailee for Perfection of Interest in Possessory Collateral. The Second Lien Secured Party hereby appoints the Senior Secured Party (and the Senior Secured Party hereby accepts such appointment) as the agent for the Second Lien Secured Party solely for purposes of perfecting the Second Lien Secured Party’s liens on Collateral which is of a type such that perfection of a lien thereon may be accomplished by possession or control thereof. In the event all Senior First Lien Obligations shall have been indefeasibly paid in full in cash, the Senior Secured Party shall deliver to the Second Lien Secured Party all Collateral remaining in the possession or control of the Senior Secured Party (and shall promptly take whatever action is necessary in the reasonable judgment of the Senior Secured Party to vest in the Second Lien Secured Party control of all such Collateral of which the Senior Collateral Agent has control), and the Borrower hereby irrevocably authorizes any such delivery of

Collateral by the Senior Secured Party. The obligations of the Senior Secured Party and the Borrower under the preceding sentence shall survive the termination of this Agreement. As of the date of this Agreement, the Senior Secured Party holds in its physical possession or control, to secure the First Lien Obligations, the Collateral identified on Exhibit “A” attached hereto.

Section 2.10 Certain Notices. Each of the Senior Secured Party and the Second Lien Secured Party hereby agrees to use its reasonable best efforts to give written notice to the other of any declaration of acceleration (as permitted hereunder), event of default declared in writing by it or, in the case of the Senior Secured Party, commencement of any action enforcing its rights or remedies under the Senior Collateral Documents; provided, however, that failure to give any such notice shall not result in liability to the Senior Secured Party or the Second Lien Secured Party, or modify in any way the terms and provisions of this Agreement, or otherwise relieve any party of its respective obligations under this Agreement. No party hereto shall have any obligation to cure any such default and any payment made or act done by any such party to cure any such default shall not constitute an assumption of or participation in the Senior Collateral Documents or the Second Lien Collateral Documents or the documents executed and delivered in connection therewith or of any of the respective obligations thereunder.

ARTICLE III

MISCELLANEOUS

Section 3.1 Successors; Continuing Effect. This Agreement is being entered into for the benefit of, and shall be binding upon, (a) the Senior Secured Party and each of its successors and assigns, including subsequent holders of First Lien Obligations, and the term “holders of First Lien Obligations” shall include any such subsequent or additional holder of First Lien Obligations, wherever the context permits, and (b) the Second Liesn Secured Party, the Second Lien Administrative Agent and the Second Lien Lenders and each of their respective successors and assigns, including subsequent holders of the Second Lien Obligations, and the term “holders of Second Lien Obligations” shall include any such subsequent or additional holder of Second Lien Obligations, wherever the context permits. The Senior Secured Party agrees that it will not cease to act as Senior Secured Party unless its successor agrees to perform the obligations of the Senior Secured Party set forth in Section 2.9 hereof and accepts the appointment as agent for the Second Lien Administrative Agent as provided for in Section 2.9 hereof.

Section 3.2 Further Assurances. (a) The Borrower and Second Lien Secured Party will, at the expense of the Borrower, and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that Senior Secured Party may reasonably request in order to perfect or otherwise protect any right or interest granted or purported to be granted hereby or to enable the Senior Secured Party to exercise and enforce its rights and remedies hereunder, including, without limitation making appropriate amendments to financing statements executed by the Borrower in favor of the Second Lien Secured Party in order to refer to this Agreement (but this Agreement shall remain fully effective notwithstanding any failure to execute any additional documents or instruments).

(b) Each party hereto will, upon the written request of the other party, from time to time execute and deliver or cause to be executed and delivered such further instruments and agreements and do or cause to be done such further acts as may be reasonably necessary or proper to carry out more effectively the provisions of this Agreement. Upon written request, the Senior Secured Party shall provide the Second Lien Secured Party with copies of all Senior Collateral Documents in effect at the time of such request.

Section 3.3 Expenses. The Borrower shall pay to the Senior Secured Party and the Second Lien Secured Party, as the case may be, upon demand, the amount of any and all reasonable expenses, including, without limitation, the reasonable fees and expenses of counsel for the Senior Secured Party or the Second Lien Secured Party, as the case may be, which either of them may incur from time to time in connection with the exercise or enforcement of any of their respective rights or interests vis-a-vis the Borrower, the Collateral, or under this Agreement. All such amounts shall constitute part of the First Lien Obligations or the Second Lien Obligations, as the case may be.

Section 3.4 Notices; Amendments etc.

(a) All notices, requests and demands to or upon the parties to this Agreement to be effective shall be in writing (including by facsimile or telecopy transmission) and shall be deemed to have been duly given or made (i) when delivered by hand or (ii) three Business Days after being deposited in the mail, postage prepaid or (iii) one Business Day after being sent by priority overnight mail with an internationally recognized overnight delivery carrier or (iv) if by telecopy or facsimile, when received, at the addresses or transmission numbers for notices set forth as follows or to such other address or transmission number as may be hereafter notified in writing by the respective parties hereto:

Borrower:

Hercules Technology Growth Capital, Inc.

525 University Avenue

Suite 700

Palo Alto, CA 94301

Attn: Manuel Henriquez

Fax: 650-473-9194

mhenriquez@herculestech.com

Senior Secured Party:

Citigroup Global Markets Realty Corp.

390 Greenwich Street

6th Floor

New York, NY 10013

Attne. Monitoring Group: James Xanthos,

Martin Lifschultz & Christian Anderson

Fax: 212-723-8591

Second Lien Secured Party:

Alcmene Funding, L.L.C.

c/o Farallon Capital Management, L.L.C.

One Maritime Plaza

Suite 1325

San Francisco, CA 94111

Attn: Derek Schrier

Fax: 415-421-2133

dschrier@faralloncapital.com

(b) This Agreement may be amended and the terms hereof may be waived only with the written consent of each of the parties hereto, or their authorized successors and assigns.

Section 3.5 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such prohibition or invalidity without invalidating the remaining portions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 3.6 WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE SENIOR SECURED PARTY AND THE SECOND LIEN SECURED PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

Section 3.7 Entire Agreement: Governing Law. This Agreement embodies the entire agreement and understanding of the parties hereto regarding the subject matter hereof. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CHOICE OF LAW PRINCIPLES.

Section 3.8 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one agreement.

Section 3.9 Headings. The headings of the several sections in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 3.10 Termination. After all First Lien Obligations have been indefeasibly paid in full in cash and satisfied, this Agreement shall immediately terminate and cease to be effective and the Senior Secured Party, the Second Lien Administrative Agent, the Second Lien Lenders, and the Borrower shall be released from their respective obligations hereunder (other than such obligations that by their terms are stated to survive the termination of this Agreement); provided, however, that this Agreement shall be automatically reinstated if at any time payment of, in whole or in part, any of the First Lien Obligations is challenged by the initiation of any suit or proceeding by any party, or is rescinded or must otherwise be restored or returned by the Senior Secured Party as a preference, fraudulent conveyance or otherwise under any bankruptcy, insolvency or similar law, or under any other state or federal law, the common law or any ruling in equity, all as though such payment had not been made, and in such event, all reasonable documented costs and expenses including, without limitation, any reasonable documented legal fees and disbursements) incurred by the Senior Secured Party in defending any such action or proceeding or enforcing such reinstatement shall be deemed included as part of the First Lien Obligations.

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IN WITNESS WHEREOF the undersigned have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date and year first above written.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.,
as Borrower

By:
Name:
Title:

CITIGROUP GLOBAL MARKETS REALTY CORP.,
as Senior Secured Party

By:
Name:
Title:

ALCMENE FUNDING, L.L.C.,
as Second Lien Secured Party

By:
Name:
Title: